Exhibit 99.1

WYNDHAM HOTELS & RESORTS REPORTS STRONG FIRST QUARTER 2022 RESULTS
Global Development Pipeline and First Quarter Domestic RevPAR Grow to Record Levels
PARSIPPANY, N.J., April 26, 2022 - Wyndham Hotels & Resorts (NYSE: WH) today announced results for the three months ended March 31, 2022. Highlights include:
•Global RevPAR grew 39% compared to first quarter 2021 in constant currency.
•System-wide rooms grew 200 basis points year-over-year, including 120 basis points of growth in the U.S. and 330 basis points of growth internationally.
•Diluted earnings per share of $1.14 compared to $0.26 in the first quarter 2021; adjusted diluted earnings per share increased to $0.95 compared to $0.36 in first quarter 2021.
•Net income of $106 million compared to $24 million in first quarter 2021; adjusted net income of $88 million compared to $33 million in first quarter 2021.
•Adjusted EBITDA of $159 million compared to $97 million in first quarter 2021.
•Net cash provided by operating activities of $135 million compared to $64 million in first quarter 2021; free cash flow of $125 million compared to $59 million in first quarter 2021.
•Completed the exit of its select-service management business.
•Completed the sale of the Wyndham Grand Bonnet Creek Resort; the Wyndham Grand Rio Mar Resort is under contract and expected to close in May 2022.
•Returned $68 million to shareholders through $38 million of share repurchases and a quarterly cash dividend of $0.32 per share.

“Our exemplary first quarter results demonstrate the power of our brands and the value we are driving to our owners, guests, and shareholders,” said Geoffrey A. Ballotti, president and chief executive officer. “Strong leisure and everyday business travel demand drove RevPAR 4% above 2019 levels domestically and we continued to simplify our operations by exiting our select-service management business and selling one of our two owned assets. Our development pipeline increased 9% to a record 204,000 rooms, including the first 50 deals for our new extended-stay product, and our room openings grew 50% more than last year, putting us solidly on track with our full year net-room growth guidance.”

Fee-related and other revenues increased 36% year-over-year to $316 million primarily reflecting strong ADR growth in the U.S.

The Company generated net income of $106 million, or $1.14 per diluted share, an increase of $82 million, or $0.88 per diluted share, reflecting higher adjusted EBITDA, a gain on the sale of the Wyndham Grand Bonnet

Creek Resort and lower net interest expense. Adjusted EBITDA increased $62 million, or 64%, versus 2021 to $159 million reflecting higher revenue and a favorable timing benefit from the marketing fund, partially offset by higher variable expenses at the Company's owned hotels.

During the first quarter 2022, the Company's marketing fund revenues exceeded expenses by $7 million; while in first quarter 2021, the Company's marketing fund expenses exceeded revenues by $7 million.
Full reconciliations of GAAP results to the Company's non-GAAP adjusted measures for all reported periods appear in the tables to this press release.
System Size

	March 31, 2022	March 31, 2021	YOY Change (bps)
United States	491,900	486,000	120
International	321,400	311,200	330
Global	813,300	797,200	200
The Company's global system grew 200 basis points, reflecting 120 basis points of growth in the U.S. and 330 basis points of growth internationally. As expected, these increases included strong growth in both the higher RevPAR midscale and above segments in the U.S. and the direct franchising business in China, which grew 6% and 12%, respectively. The Company remains solidly on track with its goal of achieving a retention rate above 95% and its net room growth outlook of 2 to 4% for the full year 2022.
RevPAR

	First Quarter 2022	YOY Constant Currency % Change	Constant Currency % Change vs. 2019
United States	$42.11	38%	4%
International	21.95	46	(17)
Global	34.06	39	(4)
First quarter RevPAR grew 39% globally in constant currency, including 38% growth in the U.S. and 46% growth internationally. The increase is approximately two-thirds driven by stronger pricing power and one-third driven by higher occupancy levels.
Business Segment Discussion

	Revenue			Adjusted EBITDA
	First Quarter 2022	First Quarter 2021	% Change	First Quarter 2022	First Quarter 2021	% Change
Hotel Franchising	$272	$209	30%	$155	$105	48%
Hotel Management	99	94	5	20	5	n/a
Corporate and Other	—	—	—	(16)	(13)	(23)
Total Company	$371	$303	22	$159	$97	64

Hotel Franchising revenues increased 30% year-over-year to $272 million primarily due to the global RevPAR increase. Hotel Franchising adjusted EBITDA increased 48% to $155 million reflecting the growth in revenues and a timing benefit from the marketing fund.
Hotel Management revenues increased 5% year-over-year to $99 million, including a $16 million decrease in cost-reimbursement revenues, which have no impact on adjusted EBITDA. Absent cost-reimbursements, Hotel Management revenues increased $21 million, or 91%, to $44 million primarily due to the global RevPAR increase and improved performance at the Company's owned hotels. Hotel Management adjusted EBITDA increased $15 million year-over-year reflecting the revenue increases, partially offset by higher variable expenses at the Company's owned hotels.
Development
The Company awarded 165 new contracts this quarter, including 50 new construction projects for the Company's new extended-stay brand, compared to 112 in the first quarter 2021. On March 31, 2022, the Company's global development pipeline consisted of approximately 1,600 hotels and approximately 204,000 rooms, of which approximately 80% is in the midscale and above segments (nearly 70% in the U.S.). The pipeline grew 9% year-over-year, including 12% domestically and 7% internationally. Approximately 63% of the Company’s development pipeline is international and 79% is new construction, of which approximately 35% has broken ground.
Exit of Select-Service Management Business
On March 3, 2022, the Company completed the exit of its select-service management business and received proceeds of $84 million from CorePoint Lodging ("CPLG"). The franchise agreements for these hotels remained in-place at their stated fee structure with CPLG's buyer, Highgate Holdings, Inc. The proceeds received were offset on the Company's income statement by the non-cash write-off of the remaining balance of the management contract intangible asset that was created upon the acquisition of La Quinta Holdings in 2018.
Sale of Owned Hotels
On March 24, 2022, the Company completed the sale of the Wyndham Grand Bonnet Creek Resort in Orlando for gross proceeds of approximately $121 million and recognized a $36 million gain on sale, which has been excluded from Adjusted EBITDA. The Company entered into a 20-year franchise agreement with the buyer.
The Company is under contract and expects to complete the sale of the Wyndham Grand Rio Mar Resort in Puerto Rico in May 2022. The Company expects to enter into a 20-year franchise agreement with the buyer in connection with the sale.
Balance Sheet and Liquidity
The Company generated $135 million of net cash provided by operating activities in the first quarter of 2022 and $125 million of free cash flow. The Company ended the quarter with a cash balance of $416 million, including $84 million of proceeds received in connection with the Company's exit of its select-service management business and gross proceeds of approximately $121 million received in connection with its sale of the Wyndham Grand Bonnet Creek Resort. These inflows are reflected within the investing section of the Statement of Cash Flows and therefore not included in the Company's free cash flow.

At March 31, 2022, the Company had approximately $1.2 billion in total liquidity and its net debt leverage ratio was 2.6 times, below the Company's 3 to 4 times stated target range. Excluding the proceeds received in connection with the exit of its select-service management business and the sale of the Wyndham Grand Bonnet Creek Resort, which are expected to be redeployed, the net debt leverage ratio was 2.9 times.
In April 2022, the Company amended its $750 million revolving credit facility, extending the maturity from May 2023 to April 2027 on similar terms as the previous facility, and issued a new $400 million senior secured Term Loan A facility, which matures in April 2027. The proceeds from the Term Loan A were used to repay a portion of the Company's existing Term Loan B facility, which is scheduled to mature in May 2025. There was no increase in rates from the Term Loan B to the new Term Loan A.
Share Repurchases and Dividends
During the first quarter of 2022, the Company repurchased approximately 455,100 shares of its common stock for $38 million at an average price of $83.72 per share.
The Company paid common stock dividends of $30 million, or $0.32 per share, in the first quarter of 2022.
Full-Year 2022 Outlook
The Company is updating its outlook as follows:

	Updated Outlook	Prior Outlook
Year-over-year rooms growth	2% - 4%	2% - 4%
Year-over-year global RevPAR growth	12% - 16%	12% - 16%
Fee-related and other revenues (a)	$1.28 - $1.31 billion	$1.34 - $1.37 billion
Adjusted EBITDA	$605 - $625 million	$605 - $625 million
Adjusted net income (b)	$317 - $329 million	$308 - $320 million
Adjusted diluted EPS	$3.39 - $3.51	$3.28 - $3.40
Free cash flow conversion rate (c)	~55%	~55%

(a)    Reflects the removal of post-sale revenues related to the Wyndham Grand Bonnet Creek and Wyndham Grand Rio Mar from prior projections.
(b)    Reflects the removal from prior projections of depreciation related to the Wyndham Grand Bonnet Creek and Wyndham Grand Rio Mar.
(c)    Represents the percentage of adjusted EBITDA that is expected to produce free cash flow.
More detailed projections are available in Table 8 of this press release. The Company is providing certain financial metrics only on a non-GAAP basis because, without unreasonable efforts, it is unable to predict with reasonable certainty the occurrence or amount of all of the adjustments or other potential adjustments that may arise in the future during the forward-looking period, which can be dependent on future events that may not be reliably predicted. Based on past reported results, where one or more of these items have been applicable, such excluded items could be material, individually or in the aggregate, to the reported results.

Conference Call Information
Wyndham Hotels will hold a conference call with investors to discuss the Company’s results and outlook on Wednesday, April 27, 2022 at 8:30 a.m. ET. Listeners can access the webcast live through the Company’s website at www.investor.wyndhamhotels.com. The conference call may also be accessed by dialing 866 831-8713 and providing the passcode “Wyndham”. Listeners are urged to call at least five minutes prior to the scheduled start time. An archive of this webcast will be available on the website beginning at noon ET on April 27, 2022. A telephone replay will be available for approximately ten days beginning at noon ET on April 27, 2022 at 800 839-4992.
Presentation of Financial Information
Financial information discussed in this press release includes non-GAAP measures, which include or exclude certain items. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors as an additional tool for further understanding and assessing the Company’s ongoing operating performance. The Company uses these measures internally to assess its operating performance, both absolutely and in comparison to other companies, and to make day to day operating decisions, including in the evaluation of selected compensation decisions. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring. Full reconciliations of GAAP results to the comparable non-GAAP measures for the reported periods appear in the financial tables section of this press release.
About Wyndham Hotels & Resorts
Wyndham Hotels & Resorts (NYSE: WH) is the world’s largest hotel franchising company by the number of properties, with over 8,900 hotels across over 95 countries on six continents. Through its network of over 813,000 rooms appealing to the everyday traveler, Wyndham commands a leading presence in the economy and midscale segments of the lodging industry. The Company operates a portfolio of 22 hotel brands, including Super 8®, Days Inn®, Ramada®, Microtel®, La Quinta®, Baymont®, Wingate®, AmericInn®, Hawthorn Suites®, Trademark Collection® and Wyndham®. The Company’s award-winning Wyndham Rewards loyalty program offers approximately 94 million enrolled members the opportunity to redeem points at thousands of hotels, vacation club resorts and vacation rentals globally. For more information, visit www.wyndhamhotels.com. The Company may use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Disclosures of this nature will be included on the Company’s website in the Investors section, which can currently be accessed at www.investor.wyndhamhotels.com. Accordingly, investors should monitor this section of the Company’s website in addition to following the Company’s press releases, filings submitted with the Securities and Exchange Commission and any public conference calls or webcasts.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements related to the Company’s current views and expectations with respect to its future performance and operations, including revenues, earnings, cash flow and other financial and operating measures, share repurchases and dividends, restructuring charges and statements related to the coronavirus pandemic ("COVID-19"). Forward-looking statements include those that convey management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements and may be identified by words such as “will,” “expect,” “believe,” “plan,” “anticipate,” “intend,” “goal,” “future,” “outlook,” “guidance,” “target,” "objective," “estimate,” “projection” and similar words or expressions, including the negative version of such words and expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, general economic conditions; the continuation or worsening of the effects from COVID-19, its scope, duration, resurgence and impact on the Company’s business operations, financial results, cash flows and liquidity, as well as the impact on the Company’s franchisees and property owners, guests and team members, the hospitality industry and overall demand for travel; the success of the Company’s mitigation efforts in response to COVID-19; the Company’s performance during the recovery from COVID-19 and any resurgence or mutations of the virus; various actions governments, businesses and individuals continue to take in response to the pandemic, including stay-in-place directives (including, for instance, quarantine and isolation guidelines and mandates), safety mitigation guidance, as well as the timing, availability and adoption rates of vaccinations, booster shots and other treatments for COVID-19; concerns with or threats of other pandemics, contagious diseases or health epidemics, including the effects of COVID-19; the performance of the financial and credit markets; the economic environment for the hospitality industry; operating risks associated with the hotel franchising and management businesses; the Company’s relationships with franchisees and property owners; the impact of war, terrorist activity, political instability or political strife; risks related to restructuring or strategic initiatives; the Company’s ability to satisfy obligations and agreements under its outstanding indebtedness, including the payment of principal and interest and compliance with the covenants thereunder; risks related to the Company’s ability to obtain financing and the terms of such financing, including access to liquidity and capital; and the Company’s ability to make or pay, plans for, and the timing and amount of any future share repurchases and/or dividends, as well as the risks described in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise.
# # #

Contacts Investors: Matt Capuzzi Senior Vice President, Investor Relations 973 753-6453 ir@wyndham.com	Media: Maire Griffin Senior Vice President, Global Communications 973 753-6590 WyndhamHotelsNews@wyndham.com

Table 1
WYNDHAM HOTELS & RESORTS
INCOME STATEMENT
(In millions, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Net revenues
Royalties and franchise fees	$110	$78
Marketing, reservation and loyalty	111	85
Management and other fees	35	19
License and other fees	19	20
Other	41	30
Fee-related and other revenues	316	232
Cost reimbursements	55	71
Net revenues	371	303

Expenses
Marketing, reservation and loyalty	104	92
Operating	35	27
General and administrative	29	24
Cost reimbursements	55	71
Depreciation and amortization	24	24
Gain on asset sale	(36)	—
Separation-related	—	2
Total expenses	211	240

Operating income	160	63
Interest expense, net	20	28

Income before income taxes	140	35
Provision for income taxes	34	11
Net income	$106	$24

Earnings per share
Basic	$1.15	$0.26
Diluted	1.14	0.26

Weighted average shares outstanding
Basic	92.5	93.4
Diluted	93.2	93.8

Table 2
WYNDHAM HOTELS & RESORTS
HISTORICAL REVENUE AND ADJUSTED EBITDA BY SEGMENT

The reportable segments presented below represent our operating segments for which separate financial information is available and is utilized on a regular basis by our chief operating decision maker to assess performance and allocate resources. In identifying our reportable segments, we also consider the nature of services provided by our operating segments. Management evaluates the operating results of each of our reportable segments based upon net revenues and adjusted EBITDA. We believe that adjusted EBITDA is a useful measure of performance for our segments which, when considered with GAAP measures, allows a more complete understanding of our operating performance. We use this measure internally to assess operating performance, both absolutely and in comparison to other companies, and to make day to day operating decisions, including in the evaluation of selected compensation decisions. Our presentation of adjusted EBITDA may not be comparable to similarly-titled measures used by other companies. During the first quarter of 2021, we modified the definition of adjusted EBITDA to exclude the amortization of development advance notes to reflect how our chief operating decision maker reviews operating performance beginning in 2021. We have applied the modified definition of adjusted EBITDA to all periods presented.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Hotel Franchising
Net revenues
2022	$272	n/a	n/a	n/a	n/a
2021	209	$283	$337	$270	$1,099
2020	243	182	236	202	863
2019	269	331	379	300	1,279
Adjusted EBITDA (a)
2022	$155	n/a	n/a	n/a	n/a
2021	105	$166	$193	$128	$592
2020	110	86	119	77	392
2019	115	164	197	153	629

Hotel Management
Net revenues
2022	$99	n/a	n/a	n/a	n/a
2021	94	$123	$126	$122	$466
2020	167	76	101	94	437
2019	197	201	180	190	768
Adjusted EBITDA
2022	$20	n/a	n/a	n/a	n/a
2021	5	$16	$16	$19	$57
2020	17	(4)	2	(1)	13
2019	16	16	13	21	66

Corporate and Other
Net revenues
2022	$—	n/a	n/a	n/a	n/a
2021	—	$—	$—	$—	$—
2020	—	—	—	—	—
2019	2	1	1	2	6
Adjusted EBITDA
2022	$(16)	n/a	n/a	n/a	n/a
2021	(13)	$(14)	$(15)	$(16)	$(59)
2020	(18)	(16)	(18)	(18)	(69)
2019	(18)	(19)	(18)	(19)	(74)

Table 2 (continued)
WYNDHAM HOTELS & RESORTS
HISTORICAL REVENUE AND ADJUSTED EBITDA BY SEGMENT

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total Company
Net revenues
2022	$371	n/a	n/a	n/a	n/a
2021	303	$406	$463	$392	$1,565
2020	410	258	337	296	1,300
2019	468	533	560	492	2,053
Net income/(loss)
2022	$106	n/a	n/a	n/a	n/a
2021	24	$68	$103	$48	$244
2020	22	(174)	27	(7)	(132)
2019	21	26	45	64	157
Adjusted EBITDA (a)
2022	$159	n/a	n/a	n/a	n/a
2021	97	$168	$194	$131	$590
2020	109	66	103	58	336
2019	113	161	192	155	621

NOTE: Amounts may not add across due to rounding. See Table 7 for reconciliations of Total Company non-GAAP measures and Table 9 for definitions.
(a)    Adjusted EBITDA for 2019 and 2020 has been recast to exclude the amortization of development advance notes to be consistent with the presentation adopted in 2021.

Table 3
WYNDHAM HOTELS & RESORTS
CONDENSED CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Operating activities
Net income	$106	$24
Depreciation and amortization	24	24
Trade receivables	17	10
Accounts payable, accrued expenses and other current liabilities	(32)	(24)
Deferred revenues	19	9
Payments of development advance notes	(7)	(8)
Other, net	8	29
Net cash provided by operating activities	135	64
Investing activities
Property and equipment additions	(10)	(5)
Proceeds from asset sales, net (a)	202	—
Net cash provided by/(used in) investing activities	192	(5)
Financing activities
Payments of long-term debt, net	(4)	(4)
Dividends to shareholders	(30)	(15)
Repurchases of common stock	(39)	—
Other, net	(9)	(2)
Net cash used in financing activities	(82)	(21)
Net increase in cash, cash equivalents and restricted cash	245	38
Cash, cash equivalents and restricted cash, beginning of period	171	493
Cash, cash equivalents and restricted cash, end of period	$416	$531

(a)    Includes proceeds of $118 million, net of transaction costs, received from the Company's sale of the Wyndham Grand Bonnet Creek Resort and $84 million of proceeds from CPLG related to the Company's exit of its select-service management business.

Free Cash Flow:
We define free cash flow to be net cash provided by operating activities less property and equipment additions, which we also refer to as capital expenditures. We believe free cash flow to be a useful operating performance measure to us and investors to evaluate the ability of our operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, our ability to grow our business through acquisitions and investments, as well as our ability to return cash to shareholders through dividends and share repurchases. Free cash flow is not necessarily a representation of how we will use excess cash. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Wyndham Hotels is that free cash flow does not represent the total cash movement for the period as detailed in the condensed consolidated statement of cash flows.

	Three Months Ended March 31,
	2022	2021
Net cash provided by operating activities	$135	$64
Less: Property and equipment additions	(10)	(5)
Free cash flow	$125	$59

Table 4
WYNDHAM HOTELS & RESORTS
BALANCE SHEET SUMMARY AND DEBT
(In millions)
(Unaudited)

	As of March 31, 2022	As of December 31, 2021
Assets
Cash and cash equivalents	$416	$171
Trade receivables, net	229	246
Assets held for sale	67	154
Property and equipment, net	106	106
Goodwill and intangible assets, net	3,104	3,200
Other current and non-current assets	370	392
Total assets	$4,292	$4,269

Liabilities and stockholders' equity
Total debt	$2,079	$2,084
Other current liabilities	359	376
Deferred income tax liabilities	350	366
Other non-current liabilities	345	354
Total liabilities	3,133	3,180
Total stockholders' equity	1,159	1,089
Total liabilities and stockholders' equity	$4,292	$4,269

Our outstanding debt was as follows:
	As of March 31, 2022	As of December 31, 2021

$750 million revolving credit facility (due May 2023) (a)	$—	$—
Term loan (due May 2025) (a)	1,537	1,541
4.375% senior unsecured notes (due August 2028)	493	493
Finance leases	49	50
Total debt	2,079	2,084
Cash and cash equivalents	416	171
Net debt	$1,663	$1,913

Our outstanding debt matures as follows:
	As of March 31, 2022	As of April 26, 2022 (b)
Within 1 year	$21	$5
Between 1 and 2 years	22	26
Between 2 and 3 years	22	26
Between 3 and 4 years	1,495	1,173
Between 4 and 5 years	7	37
Thereafter	512	812
Total	$2,079	$2,079

(a)    In April 2022, the Company amended its credit agreement, which extended the maturity of the revolving credit facility from May 2023 to April 2027 and issued a new $400 million term loan A, which also matures in April 2027. The proceeds from the new term loan were used to pay down a portion of the existing term loan B, which matures in May 2025.
(b)    Reflects impact to maturity schedule from issuance of new $400 million term loan A and use of proceeds to repay a portion of existing term loan B.

Table 5
WYNDHAM HOTELS & RESORTS
REVENUE DRIVERS

	Three Months Ended March 31,
	2022	2021	Change	% Change
Beginning Room Count (January 1)
United States	490,600	487,300	3,300	1%
International	319,500	308,600	10,900	4
Global	810,100	795,900	14,200	2

Additions
United States	6,800	3,500	3,300	94
International	4,600	4,100	500	12
Global	11,400	7,600	3,800	50

Deletions
United States	(5,500)	(4,800)	(700)	(15)
International	(2,700)	(1,500)	(1,200)	(80)
Global	(8,200)	(6,300)	(1,900)	(30)

Ending Room Count (March 31)
United States	491,900	486,000	5,900	1
International	321,400	311,200	10,200	3
Global	813,300	797,200	16,100	2%

	As of March 31,				FY 2019 Royalty Contribution (a)
	2022	2021	Change	% Change
System Size
United States
Economy	240,400	249,200	(8,800)	(4%)
Midscale and Upper Midscale	232,900	220,200	12,700	6
Upscale and Above	18,600	16,600	2,000	12
Total United States	491,900	486,000	5,900	1%	86%

International
Greater China	154,900	146,500	8,400	6%	3
Rest of Asia Pacific	29,400	27,900	1,500	5	1
Europe, the Middle East and Africa	66,600	66,500	100	—	4
Canada	39,100	40,500	(1,400)	(3)	5
Latin America	31,400	29,800	1,600	5	1
Total International	321,400	311,200	10,200	3%	14

Global	813,300	797,200	16,100	2%	100%

(a)    FY 2019 provided to illustrate pre-pandemic results.

Table 5 (continued)
WYNDHAM HOTELS & RESORTS
REVENUE DRIVERS

	Three Months Ended March 31, 2022	Constant Currency % Change (a)	Three-Year Basis % Change (b)
Regional RevPAR Growth
United States
Economy	$35.14	28%	11%
Midscale and Upper Midscale	47.23	41	(1)
Upscale and Above	79.54	81	(14)
Total United States	$42.11	38%	4%

International
Greater China	$13.31	(5%)	(29%)
Rest of Asia Pacific	22.85	16	(37)
Europe, the Middle East and Africa	30.26	123	(18)
Canada	33.64	61	(6)
Latin America	32.56	132	33
Total International	$21.95	46%	(17%)

Global	$34.06	39%	(4%)

	Three Months Ended March 31,
	2022	2021	% Change
Average Royalty Rate
United States	4.6%	4.6%	—
International	2.3%	2.0%	30 bps
Global	4.0%	4.0%	—

(a)    International excludes the impact of currency exchange movements.
(b)    Compares 2022 to 2019; international excludes the impact of currency exchange movements.

Table 6
WYNDHAM HOTELS & RESORTS
HISTORICAL REVPAR AND ROOMS

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Hotel Franchising
Global RevPAR
2022	$33.08	n/a	n/a	n/a	n/a
2021	$24.02	$35.69	$44.67	$34.77	$34.85
2020	$25.90	$17.05	$28.83	$23.19	$23.74
2019	$33.76	$42.04	$45.23	$34.51	$38.91
U.S. RevPAR
2022	$41.01	n/a	n/a	n/a	n/a
2021	$29.68	$46.99	$56.38	$42.45	$43.95
2020	$31.43	$23.19	$36.06	$27.28	$29.50
2019	$37.69	$48.65	$51.93	$37.96	$44.09
International RevPAR
2022	$21.05	n/a	n/a	n/a	n/a
2021	$15.26	$18.21	$26.62	$23.13	$20.86
2020	$17.39	$7.66	$17.39	$16.71	$14.75
2019	$27.56	$31.59	$34.79	$29.15	$30.80
Global Rooms
2022	793,200	n/a	n/a	n/a	n/a
2021	748,700	752,500	758,600	769,400	769,400
2020	769,000	754,700	748,200	746,500	746,500
2019	745,300	751,300	758,400	770,200	770,200
U.S. Rooms
2022	486,600	n/a	n/a	n/a	n/a
2021	452,500	454,200	458,000	465,100	465,100
2020	463,900	460,200	459,600	452,600	452,600
2019	454,900	457,600	460,100	464,600	464,600
International Rooms
2022	306,600	n/a	n/a	n/a	n/a
2021	296,200	298,300	300,600	304,300	304,300
2020	305,100	294,500	288,600	293,900	293,900
2019	290,400	293,700	298,300	305,600	305,600

Hotel Management
Global RevPAR
2022	$56.55	n/a	n/a	n/a	n/a
2021	$38.17	$56.08	$64.63	$57.57	$53.81
2020	$50.00	$20.67	$34.34	$32.91	$34.67
2019	$63.25	$66.67	$66.65	$59.19	$64.01
U.S. RevPAR
2022	$69.92	n/a	n/a	n/a	n/a
2021	$42.89	$67.42	$78.27	$66.77	$63.20
2020	$54.35	$23.21	$39.12	$34.14	$37.97
2019	$65.58	$71.61	$70.75	$60.89	$67.32
International RevPAR
2022	$40.26	n/a	n/a	n/a	n/a
2021	$27.12	$31.20	$37.53	$40.96	$34.31
2020	$38.07	$13.78	$23.16	$29.86	$26.21
2019	$55.12	$49.53	$52.49	$53.67	$52.69
Global Rooms
2022	20,100	n/a	n/a	n/a	n/a
2021	48,500	45,500	44,000	40,700	40,700
2020	59,300	58,200	55,800	49,400	49,400
2019	66,800	65,200	63,400	60,800	60,800
U.S. Rooms
2022	5,300	n/a	n/a	n/a	n/a
2021	33,500	30,600	28,800	25,500	25,500
2020	42,900	41,800	38,100	34,700	34,700
2019	51,700	50,700	49,100	45,600	45,600
International Rooms
2022	14,800	n/a	n/a	n/a	n/a
2021	15,000	14,900	15,200	15,200	15,200
2020	16,400	16,400	17,700	14,700	14,700
2019	15,100	14,500	14,300	15,200	15,200

Table 6 (continued)
WYNDHAM HOTELS & RESORTS
HISTORICAL REVPAR AND ROOMS

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total System
Global RevPAR
2022	$34.06	n/a	n/a	n/a	n/a
2021	$24.90	$36.92	$45.80	$35.99	$35.95
2020	$27.68	$17.31	$29.23	$23.84	$24.51
2019	$36.21	$44.06	$46.94	$36.36	$40.92
U.S. RevPAR
2022	$42.11	n/a	n/a	n/a	n/a
2021	$30.62	$48.37	$57.73	$43.84	$45.19
2020	$33.45	$23.19	$36.31	$27.80	$30.20
2019	$40.56	$50.98	$53.79	$40.09	$46.39
International RevPAR
2022	$21.95	n/a	n/a	n/a	n/a
2021	$15.83	$18.84	$27.15	$23.99	$21.52
2020	$18.45	$7.96	$17.72	$17.37	$15.35
2019	$28.92	$32.47	$35.63	$30.29	$31.85
Global Rooms
2022	813,300	n/a	n/a	n/a	n/a
2021	797,200	798,000	802,600	810,100	810,100
2020	828,300	812,900	804,000	795,900	795,900
2019	812,100	816,600	821,800	831,000	831,000
U.S. Rooms
2022	491,900	n/a	n/a	n/a	n/a
2021	486,000	484,800	486,800	490,600	490,600
2020	506,800	502,000	497,700	487,300	487,300
2019	506,600	508,300	509,200	510,200	510,200
International Rooms
2022	321,400	n/a	n/a	n/a	n/a
2021	311,200	313,200	315,800	319,500	319,500
2020	321,500	310,900	306,300	308,600	308,600
2019	305,500	308,300	312,600	320,800	320,800

NOTE: Amounts may not foot due to rounding. Results reflect the reclassification of rooms from the Hotel Management segment to the Hotel Franchising segment related to the CorePoint Lodging asset sales, including approximately 19,000 rooms in first quarter 2022.

Table 7
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS
(In millions)

The tables below reconcile certain non-GAAP financial measures. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income statement in order to assist investors’ understanding of the overall impact of such adjustments. We believe that adjusted EBITDA, adjusted net income and adjusted EPS financial measures provide useful information to investors about us and our financial condition and results of operations because these measures are used by our management team to evaluate our operating performance and make day-to-day operating decisions and adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry. These measures also assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. These non-GAAP reconciliation tables should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Reconciliation of Net Income/(Loss) to Adjusted EBITDA:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2022
Net income	$106
Provision for income taxes	34
Depreciation and amortization	24
Interest expense, net	20
Stock-based compensation expense	8
Development advance notes amortization (a)	3
Gain on asset sale (b)	(36)
Adjusted EBITDA	$159

2021
Net income	$24	$68	$103	$48	$244
Provision for income taxes	11	25	36	19	91
Depreciation and amortization	24	24	23	25	95
Interest expense, net	28	22	22	22	93
Early extinguishment of debt (c)	—	18	—	—	18
Stock-based compensation expense	5	8	7	8	28
Development advance notes amortization (a)	2	2	3	3	11
Impairments, net (d)	—	—	—	6	6
Separation-related expenses (e)	2	1	—	—	3
Foreign currency impact of highly inflationary countries (f)	1	—	—	—	1
Adjusted EBITDA	$97	$168	$194	$131	$590

2020
Net income/(loss)	$22	$(174)	$27	$(7)	$(132)
Provision for/(benefit from) income taxes	9	(48)	15	(2)	(26)
Depreciation and amortization	25	25	24	24	98
Interest expense, net	25	28	29	30	112
Stock-based compensation expense	4	5	5	5	19
Development advance notes amortization (a)	2	2	2	2	9
Impairments, net (d)	—	206	—	—	206
Restructuring costs (g)	13	16	—	5	34
Transaction-related expenses, net (h)	8	5	—	—	12
Separation-related expenses (e)	1	—	—	1	2
Foreign currency impact of highly inflationary countries (f)	—	—	1	—	2
Adjusted EBITDA	$109	$66	$103	$58	$336

Table 7 (continued)
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS
(In millions)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2019
Net income	$21	$26	$45	$64	$157
Provision for income taxes	5	10	21	14	50
Depreciation and amortization	29	27	26	28	109
Interest expense, net	24	26	25	25	100
Stock-based compensation expense	3	4	4	4	15
Development advance notes amortization (a)	2	2	2	2	8
Impairment, net (i)	—	45	—	—	45
Contract termination costs (j)	—	9	34	(1)	42
Restructuring costs (k)	—	—	—	8	8
Transaction-related expenses, net (h)	7	11	12	10	40
Separation-related expenses (e)	21	1	—	—	22
Transaction-related item (l)	—	—	20	—	20
Foreign currency impact of highly inflationary countries (f)	1	—	3	1	5
Adjusted EBITDA	$113	$161	$192	$155	$621

NOTE: Amounts may not add due to rounding.
(a)    Represents the non-cash amortization of development advance notes, which is now excluded from adjusted EBITDA to reflect how the Company's chief operating decision maker reviews operating performance.
(b)    Represents gain on sale of the Company's owned hotel, the Wyndham Grand Bonnet Creek Resort.
(c)    Relates to the redemption premium and non-cash expenses associated with the early redemption of the Company's 5.375% senior unsecured notes. These expenses were recorded in interest expense, net on the Company's income statement.
(d)    2021 represents a non-cash charge to reduce the carrying values of the Company's owned hotels long-lived assets to their fair value in connection with the Company's Board approval of a plan to sell these assets in 2022. 2020 represents a non-cash charge to reduce the carrying values of certain intangible assets to their fair values principally attributable to higher discount rates primarily resulting from increased share price volatility, partially offset by $3 million of cash proceeds from a previously impaired asset.
(e)    Represents costs associated with the Company's spin-off from Wyndham Worldwide.
(f)    Relates to the foreign currency impact from hyper-inflation in Argentina, which is reflected in operating expenses on the income statement.
(g)    Represents charges associated with restructuring initiatives implemented in response to the effects on travel demand as a result of COVID-19.
(h)    Primarily relates to integration costs incurred in connection with the Company's acquisition of La Quinta.
(i)    Represents a non-cash charge associated with the termination of certain hotel-management arrangements.
(j)    Represents costs associated with the termination of certain hotel-management arrangements.
(k)    Represents a charge related to enhancing the Company's organizational efficiency and rationalizing our operations.
(l)    Represents the one-time fee credit related to the Company's agreement with CorePoint Lodging, which is reflected as a reduction to hotel management revenues on the income statement.

Table 7 (continued)
WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS
(In millions, except per share data)

Reconciliation of Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted EPS:

	Three Months Ended March 31,
	2022	2021
Diluted earnings per share	$1.14	$0.26

Net income	$106	$24

Adjustments:
Acquisition-related amortization expense (a)	12	9
Gain on asset sale (b)	(36)	—
Separation-related expenses	—	2
Foreign currency impact of highly inflationary countries	—	1
Total adjustments before tax	(24)	12
Income tax (benefit)/provision (c)	(6)	3
Total adjustments after tax	(18)	9
Adjusted net income	$88	$33
Adjustments - EPS impact	(0.19)	0.10
Adjusted diluted EPS	$0.95	$0.36

Diluted weighted average shares outstanding	93.2	93.8

(a)    Reflected in depreciation and amortization on the income statement.
(b)    Represents gain on sale of the Company's owned hotel, the Wyndham Grand Bonnet Creek Resort.
(c)    Reflects the estimated tax effects of the adjustments.

Table 8
WYNDHAM HOTELS & RESORTS
2022 OUTLOOK
As of April 26, 2022
(In millions, except per share data)

	2022 Outlook (b)	2021	2019
Fee-related and other revenues	$1,280 - 1,310	$1,245	$1,430
Adjusted EBITDA (a)	605 - 625	590	621
Depreciation and amortization expense (c)	46 - 48	57	72
Development advance notes amortization expense	12 - 14	11	8
Stock-based compensation expense	36 - 38	28	15
Interest expense, net	81 - 83	93	100
Adjusted income before income taxes	426 - 444	401	426
Income tax expense (d)	109 - 115	104	109
Adjusted net income (a)	$317 - 329	$297	$317

Adjusted diluted EPS	$3.39 - 3.51	$3.16	$3.28

Diluted shares (e)	93.6	93.9	96.6

Marketing, reservation and loyalty funds	Approx. $10	$18	$(1)

Capital expenditures	Approx. $40	$37	$50
Development advance notes	Approx. $55	$32	$19

Free cash flow conversion rate (f)	Approx. 55%	66%	8%

Year-over-Year Growth
Global RevPAR (g)	12% - 16%	47%	0%
Number of rooms	2% - 4%	2%	3%

(a)    Net income for full-year 2021 and 2019 was $244 million and $157 million, respectively. Please see Table 7 for reconciliation.
(b)    Updated, where applicable, to remove the future projections related to the Company's owned hotels subsequent to their sale dates.
(c)    Excludes amortization of acquisition-related intangible assets of $32 - $34 million.
(d)    Outlook assumes an effective tax rate of approximately 26%.
(e)    Excludes the impact of any share repurchases after March 31, 2022.
(f)    Represents the percentage of adjusted EBITDA that is expected to produce free cash flow. Free cash flow plus capital expenditures equals net cash from operating activities. Net cash provided by operating activities was $426 million and $100 million during 2021 and 2019, respectively.
(g)    Outlook represents global RevPAR consistent with 2019 levels.

In determining adjusted EBITDA, interest expense, net, adjusted income before income taxes, adjusted net income, adjusted diluted EPS and free cash flow conversion rate, we exclude certain items which are otherwise included in determining the comparable GAAP financial measures. We are providing these measures on a non-GAAP basis only because, without unreasonable efforts, we are unable to predict with reasonable certainty the occurrence or amount of all the adjustments or other potential adjustments that may arise in the future during the forward-looking period, which can be dependent on future events that may not be reliably predicted. Based on past reported results, where one or more of these items have been applicable, such excluded items could be material, individually or in the aggregate, to the reported results.

Table 9
WYNDHAM HOTELS & RESORTS
DEFINITIONS

Adjusted Net Income and Adjusted Diluted EPS: Represents net income/(loss) and diluted earnings/(loss) per share excluding acquisition-related amortization, impairment charges, restructuring and related charges, contract termination costs, transaction-related items (acquisition-, disposition-, or separation-related), gain/(loss) on asset sales and foreign currency impacts of highly inflationary countries. The Company calculates the income tax effect of the adjustments using an estimated effective tax rate applicable to each adjustment.
Adjusted EBITDA: Represents net income/(loss) excluding net interest expense, depreciation and amortization, early extinguishment of debt charges, impairment charges, restructuring and related charges, contract termination costs, transaction-related items (acquisition-, disposition-, or separation-related), gain/(loss) on asset sales, foreign currency impacts of highly inflationary countries, stock-based compensation expense, income taxes and development advance notes amortization. Adjusted EBITDA is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to net income/(loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, the Company's definition of adjusted EBITDA may not be comparable to similarly titled measures of other companies.
During the first quarter of 2021, the Company modified the definition of adjusted EBITDA to exclude the amortization of development advance notes to reflect how the Company's chief operating decision maker reviews operating performance beginning in 2021. The Company has applied the modified definition of adjusted EBITDA to all periods presented.
Average Daily Rate (ADR): Represents the average rate charged for renting a lodging room for one day.
Average Occupancy Rate: Represents the percentage of available rooms occupied during the period.
Constant Currency: Represents a comparison eliminating the effects of foreign exchange rate fluctuations between periods (foreign currency translation) and the impact caused by any foreign exchange related activities (i.e., hedges, balance sheet remeasurements and/or adjustments).
Free Cash Flow: See Table 3 for definition.
Net Debt Leverage Ratio: Calculated by dividing total debt less cash and cash equivalents by trailing twelve months adjusted EBITDA.
Number of Rooms: Represents the number of rooms at the end of the period which are (i) either under franchise and/or management agreements or Company-owned and (ii) properties under affiliation agreements for which we receive a fee for reservation and/or other services provided.
RevPAR: Represents revenue per available room and is calculated by multiplying average occupancy rate by ADR.
Royalty Rate: Represents the average royalty rate earned on our franchised properties and is calculated by dividing total royalties, excluding the impact of amortization of development advance notes, by total room revenues.